150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160247517-15
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/01/2016 8:33 AM
	Entity Number C3430-2004

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Eastside Distilling, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

1. Section 2.1 is hereby amended by inserting the following language immediately following "Section 5" in the second sentence of such section: "(without regard to the Maximum Percentage limitation in Section 5.5 hereof)"
2. Section 5.1 is hereby amended by reducing the Series A Conversion Price from $0.15 to $0.075.
3. Section 5.5 is amended by deleting the last sentence of such section and inserting the following in lieu thereof: "The provisions of this Section may be waived by the holder of Series A Preferred Stock upon not less than 61 days' prior notice to the Corporation."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.